EXHIBIT
                                     10.29

SUPREME COURT OF TBE STATE OF NEW YORK
COUNTY OF NASSAU
-------------------------------------------------------------- x
BANC ONE LEASING CORPORATION,                         Index No. 25432/99
                              Plaintiff,
                                                      STIPULATION AND
                  - against -                                    SETTLEMENT

STAFF BUILDERS, INC., PROFESSIONAL DETAIL
SERVICE, INC., ATC HEALTHCARE SERVICES,
INC., and ALBERT GALLATIN SERVICES
CORPORATION,
--------------------------------------------------------------- x

                                 RECITALS

     A. On or about March 24, 1998, defendants executed and delivered to Banc One Leasing Corp. ("Banc One "), among other documents, a master lease agreement, which obligates defendants to pay all rent and other amounts due thereunder absolutely and unconditionally under any and all circumstances, without setoff, counterclaim, defense, or deduction (the "Master Lease Agreement").

     B. In exchange for the Master Lease Agreement, Banc One delivered funds to enable defendants to obtain certain equipment, all of which is identified in certain lease schedules (the
"Schedules" ).

     C. Defendants have failed to make any payments due and owing pursuant to the Master Lease Agreement and Schedules since March, 1999. On or about May 25, 1999, Banc One notified defendants of the occurrences of default under the Master Lease Agreement and Schedules. On or about September 29, 1999, Banc One exercised its right to accelerate the outstanding debt and made demand therefore to defendants.

     D. On October 12, 1999, Banc One commenced the captioned action pursuant to C.P.L.R. section 3213 (the "Action").

     E. On or about October 21, 1999, defendant Staff Builders, Inc. engaged in a "spin-off" transaction, whereby certain subsidiaries of Staff-Builders became subsidiaries of a new company called Tender Loving Care Healthcare Services, Inc. ("TLC").

     F. The parties have agreed to resolve the Action, reinstate the Master Lease Agreement and Schedules, provide for payment thereunder and other amounts, and provide for additional remedies to Banc One if Defendants default again, on the following terms-

            THEREFORE, the parties to this stipulation agree as follows:

            I . Incorporation. Recitals A through F of this
Stipulation are hereby incorporated herein and acknowledged as fact by each of the parties hereto.

          2. Service. Defendants acknowledge due personal service of the summons and motion for summary judgment in the Action.

          3. Waiver. Defendants waive the right to serve an answer or to respond to said motion or otherwise contest the allegations set forth in the affidavit in support of said motion ("Moving Affidavit") without either denying or admitting such allegations.

            4. Debt Acknowledge . Defendants acknowledge that, as of January 14, 2000, they are indebted to plaintiff in the amount of no less than $1,207,949.87, consisting of (1) outstanding lease obligations of $1,197,03 ) 1. 87; (ii) $10,918,00 for Banc One's expenses, including legal fees and expenses incurred through December 31, 1999; and (111) accrued interest (together with (i) and (ii), the "Debt"), without defense, offset, or counterclaim of any kind or nature.


            5.    Payment Terms. Defendants will pay the Debt to
Banc One as follows:
                  (a)   Installments of Eighty Nine Thousand
                        Seven Fifty Six and 04/100 dollars
                        ($89,756.04) on the fourteenth day of
                        each month, commencing on January 14,
                        2000, up to and including June 14, 2000.

                  (b) Defendants further agree to pay any tax rate increases on any of the Schedules occurring any time between December, 1999 and June, 2000, within 30 days from invoice;

                  (c) In addition to the foregoing, beginning in June, 2000,defendants shall also pay the monthly installments due by the monthly dates as set forth in the Master Lease Agreement and respective Schedules, through the remaining terms thereof,

            6.    Attorneys Fees. Upon execution of this
Stipulation by the parties and submission to the Court, but in no event sooner than January 14, 2000, defendants will immediately pay to Banc One the reasonable attorney's fees and disbursements incurred in connection with the Action and this Stipulation and due as of the date of the submission of this Stipulation to the Court without objection to the extent such fees and disbursements do not exceed $15,000. Defendants also agree to pay any additional reasonable attorneys fees and expenses incurred by Banc One in connection with this Stipulation within thirty days of invoice. Defendants may request additional information and reserve the right to object to the reasonableness of attorneys fees in excess of $15,000. This is without prejudice to any of Banc One's rights to attorneys fees, disbursements or any other costs or expenses as set forth in the Master Lease Agreement and/or the Schedules.

          7. The Master Lease and Schedules are hereby reinstated and modified as provided in this Stipulation and are the valid, binding obligations of the Defendants. Banc One is entitled to enforce the Master Lease Agreement and Schedules according to their terms and the terms of this Stipulation.

          8. Affirmation and Assumption by TLC. As further consideration for this Stipulation, TLC affirms and assumes (without affecting Defendants' obligations thereunder) the Defendants' obligations under the Master Lease and Schedules, including the Debt described herein, and agrees it is jointly and severally liable under the Master Lease Agreement and Schedules as a Borrower, as defined therein and as more fully set forth in the Assumption Agreement executed herewith.

          9. Further Documentation. Defendants and TLC agree to provide any further documents, endorsements, or instruments, as Banc One may reasonably request in connection with the obligations set forth herein or in the Master Lease Agreement and Schedules, including but not limited to the documentation or redocumentation of any U.C.C. financing statements; provided, however, that a failure to obtain or record evidence of such documents, endorsements, instruments or filing shall not affect or constitute a defense for Defendants' (or TLC' s) obligations under the Master Lease, Schedules or hereunder.

          10. Information Required. Defendants and TLC agree to provide the following to Banc One by no later than January 14, 2000:

               (a)  A chart describing the corporate
                    structure of Staff Builders, Inc. and
                    Tender Loving Care, Inc., including all
                    the related companies. (In response to
                    this requirement, Defendants have already provided a chart describing Tender Loving Care, Inc. and its related companies and Defendants have verbally described the corporate structure of Staff Builders,Inc. and its related companies.)

               (b)  Two year projected income statements,
                    balance sheets and cash flow statements
                    for each of defendants Staff Builders,
                    Inc. and ATC Healthcare Services, Inc.,
                    and TLC. (In response to this requirement, Defendants have provided one year (2001) of Projections ("Projections") for ATC Healthcare Services, Inc. and four years of Projections for TLC. Defendants do not have Projections for Staff Builders, Inc. and will provide 2002 Projections for either Staff Builders, Inc. or ATC Healthcare Services, Inc. within fourteen calendar days after they become available);

               (c)  Either consolidating or separate
                    financial statements or 1OKs and 10Qs
                    for the last two years and for the most
                    recent interim period (with a prior year comparable, if available) for each of the defendants Staff Builders, Inc., ATC Healthcare Services, Inc. and TLC (In response to this requirement, Defendants have already provided 1OKs and I0Qs for TLC and Staff Builders, Inc.); and

               (d) Documentation reasonably satisfactory to Banc One, substantiating any agreements any of Defendants or TLC may have with Medicaid or Medicare concerning any repayment in a mutual amount or reimbursement in a mutual amount claimed by Medicaid or Medicare, including but not limited to negotiated repayment resulting from (i) HCFA Audit Findings with respect to Medicare; and (ii) Audit Findings with respect to Medicaid in Massachusetts and Connecticut (In response to this requirement, Defendants have already provided satisfactory documentation for the HCFA (Medicare) Audit Findings and the Massachusetts Medicaid Audit Findings referred to herein. Defendants will provide a copy of any agreement reached with respect to the Connecticut Medicare Audit Findings within fourteen, calendar days after such agreement is documented).

          11. Additional Information. Defendants and TLC agree to provide Banc One with the following by January 31, 2000:

                    (a) A detailed list of each piece of
                        equipment financed by Banc One with the
                        following information: description,
                        quantity, manufacturer's part number or
                        model number, serial number, location
                        (address, city, state), legal entity
                        which is using the equipment, which
                        Schedule it was financed under,
                        manufacturer/vendor name as indicated on the invoice, and invoice number. This will be provided in hard copy and on computer disk in an accessible software format.

          12. Defendants shall be in default of this Stipulation if

                    (a) any amount due under the provisions of
                        Paragraph 5 above shall not be paid in
                        full when due or within a period of ten
                        (10) days thereafter;

                    (b) they, TLC or any of them shall breach or
                        be in default of any other provision of
                        this Stipulation;

                    (c) they, TLC or any of them shall breach or
                        be in default under any other agreement
                        with or obligation to Banc One, or

                    (d) they, TLC or any of them shall be in
                        default under any of the provisions in
                        the Master Lease Agreement and/or any of the Schedules.

           13. Default. If any defendant or TLC defaults in its obligations under this Stipulation, the Master Lease Agreement, or any of the Schedules and fails to cure such default within ten
(10) days written notice of default to defendants and their attorney, then Banc One shall be entitled to enter judgment against any defendant and/or TLC jointly and severally for the entire remaining unpaid balance of the Debt, together with all accrued interest thereon and the costs and disbursements of this Action. An affidavit of an officer of plaintiff shall be sufficient proof of the default and of the amount of said unpaid balance and interest for the purpose of entry of said judgment.

           14. Discontinuance. If full and prompt payment of the Debt and of the interest thereon is made in accordance with the terms of this Stipulation and the terms of the Master Lease Agreement and respective Schedules, then the attorneys for Banc
One will deliver to the attorney for the defendants a duly executed stipulation of discontinuance of this action, with prejudice, but with costs payable by Defendants, as set forth in this Stipulation.

           15. No Waiver by Plaintiff. No waiver by Banc One of any default under any of the terms of this Stipulation including, without limitation, the acceptance of any late payment or payments hereunder, are or will be deemed a waiver of any future or further default hereunder.

           16. Notices. Any notice required to be given under this Stipulation will be deemed sufficient, if delivered to plaintiff.

Banc One Leasing Corporation,
Special Assets
1111 Polaris Parkway, Suite A3
Columbus, Ohio 43240
Attn: Jacqueline L. Kernodle
Assistant Vice President

with a copy to plaintiff s attorneys:

Phillips Nizer Benjamin Krim
 & Ballon LLP
600 Old Country Road
Garden City, New York 11530
Attn: Mickee M. Hennessy

if delivered to defendants and/or TLC:

Staff Builders, Inc.
Legal Department
1983 Marcus Avenue
C.B. 7011
Lake Success, New York 11042-7011
Attn: Renee Silver
Vice President and General Counsel

             Notice shall be given to a party by Federal Express, Express Mail or similar overnight delivery service, and to such party's attorney by facsimile transmittal and will be deemed complete when received.

      17. Court Approval. This Stipulation may be filed with the Clerk of the Court and an order may be entered approving this Stipulation without notice.

      18. Representations. Defendants and TLC represent and warrant that they have been advised by counsel and that they are authorized to enter into this Stipulation. Defendants and TLC represent and warrant that, other than the HCFA Audit Findings and the Medicaid Audit Findings concerning Massachusetts and Connecticut, there have been no individual audit findings by any state Medicaid or Medicare program whereby such entity has demanded payment or reimbursement in an amount exceeding $1,000,000, whether disputed or undisputed, which amount has not already been repaid.

      19. Notice. Defendants and TLC agree to notify Banc One in writing of any HCFA Audit Findings or individual audit findings by any state Medicaid or any Medicare program whereby such entity has demanded payment or reimbursement in an amount exceeding $1,000,000, whether disputed or undisputed which amount has not already been repaid, within 10 days of Defendant's or TLC's receipt of any such audit finding.

      20. Waiver and Release. Effective upon execution of this Stipulation, and in consideration of the Banc One's agreement to settle the within action, Defendants, TLC and each of their successors, assigns, parents, subsidiaries, affiliates, predecessors, employees, agents, heirs, executors, as applicable, both present and former (collectively, "Obligor Parties"), jointly and severally, release, acquit and forever discharge Banc One and its subsidiaries, affiliates, parents, officers, directors, employees, agents, attorneys, successors and assigns, both present and former (collectively, "Banc One") of and from any and all manner of action and actions, cause and causes of action, suits, debts, controversies, damages, judgments, executions, claims and demands whatsoever, asserted or unasserted, in contract, tort, law or in equity which against Banc One and/or Banc One's Affiliates, Obligor Parties ever had, now have or which Obligor Parties ever had or now have upon or by reason of any matter, cause, causes or thing whatsoever, including, without limitation, any presently existing claim or defense whether or not presently suspected, contemplated or anticipated and including but not limited to any claim that relates to, in whole or in part, directly or indirectly (1) the making or administration of the Master Lease Agreement and Schedules, including, without limitation, such claims and defenses based on fraud, mistake, duress, usury, misrepresentation, or any other claim; (ii) any covenants, agreements, duties or obligations set forth in the Master Lease Agreement and Schedules; or (iii) the actions or omissions of any of Banc One and/or Banc One Affiliates in connection with the initiation or continuing exercise of any right or remedy contained in the Master Lease Agreement and Schedules.

      21. Entire Agreement. This Stipulation, the Assumption Agreement dated January 14, 2000, the Master Lease Agreement and the Schedules constitute and contain the entire understanding between the parties with respect to the subject matter thereof and cannot be changed or terminated orally.

      22. Counterparts. This Stipulation may be signed by the parties in counterpart originals with the same force and effect as if fully and simultaneously signed on a single original document.








Dated: January 14, 2000

      BANC ONE LEASING CORPORATION

By:         /s/ Jacqueline L. Kernodle
            Jacqueline L. Kernodle, Assistant Vice President


            PHILLIPS NIZER BENJAMIN
            KRIM & BALLON LLP
            As Attorneys for Plaintiff

By:         /s/ Mickee M. Hennessy
            Mickee M. Hennessy


            STAFF BUILDERS, INC.

By:         /s/ Dale Clift
            Dale Clift, President


            PROFESSIONAL DETAIL SERVICE, INC.

By:         /s/ Dale Clift
            Dale Clift, President


            ATC HEALTHCARE SERVICES, INC,

By:         /s/ David Savitsky
            David Savitsky, President


            ALBERT GALLATIN SERVICES
            CORPORATION

By:         /s/ Dale Clift
            Dale Clift, President


            TENDER LOVING CARE HEALTH
            CARE SERVICES, INC.

By:         /s/ Dale Clift
            Dale Clift, President